Exhibit 99.1

[IMCO LOGO HERE]

For Information: Paul V. Dufour	For Immediate Release
Telephone:(972) 401-7391	November 2, 2004

IMCO RECYCLING REPORTS A SMALL THIRD QUARTER

NET LOSS BECAUSE OF CUSTOMER BANKRUPTCY

Irving, Texas—IMCO Recycling Inc. (NYSE:IMR) today said that its total processing volume and overall segment income increased significantly in the third quarter of 2004, but that a customer bankruptcy filing caused it to report a net loss for the period of $314,000 or $.02 per common diluted share.

In the third quarter of 2003 the company had a net loss of $693,000 or $.05 per share due mainly to a low level of processing volume in the domestic aluminum segment, and to the recording of a mark-to-market aluminum hedge loss in the international aluminum segment.

As previously announced, INTERMET Corporation’s bankruptcy filing on September 30 prevented IMCO from recognizing $3.2 million of revenues for third quarter 2004 shipments of specification aluminum alloys to that customer. The costs associated with those shipments were recorded in the third quarter. The company is aggressively pursuing recovery of the value of the INTERMET shipments through the bankruptcy process. If funds are recovered, they would be reported as income in future periods when received.

Excluding the effect of the customer bankruptcy filing, which reduced net earnings by $2.0 million (or $.13 per share), IMCO would have had net earnings of $1.7 million or $.11 per share in the third quarter of 2004.

Richard L. Kerr, IMCO’s president and chief executive

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officer, said, “Our total processing volume in 2004’s third quarter was 16 percent higher than in the same period a year ago. Even with the effect of the customer bankruptcy filing, overall segment income of our domestic aluminum, international aluminum and zinc businesses was 50 percent higher than in last year’s third quarter. This improvement was partially offset by higher interest expense and by an increase in selling, general and administrative (SG&A) expense.”

Third quarter 2004 volume of the domestic aluminum segment rose 15 percent from the level of the year-ago period because of the recovery in U.S. industrial activity, a stronger overall aluminum market and new business the company has obtained. Income of this segment, which was affected by the customer bankruptcy filing, totaled $4.1 million compared with $4.0 million in the third quarter of 2003.

Increased customer demand and higher operating rates at IMCO’s international aluminum facilities in Brazil, Mexico and Europe resulted in a 24 percent rise in that segment’s third quarter 2004 processing volume. The company’s consolidated subsidiary, VAW-IMCO GmbH of Germany, met the increased demand from its customers with greater capacity that was added in a project completed last year. Income of the international aluminum segment more than doubled to $5.4 million from $2.4 million in the comparable 2003 period due to the rise in volume and to the mark-to-market hedge loss recorded in the year-ago period.

The zinc segment’s third quarter processing volume was slightly higher than in the same period of 2003 but its income increased to $2.4 million from $1.6 million because of a rise in the zinc price which resulted from that industry’s better supply/demand balance.

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SG&A expense increased in the third quarter of 2004 due to costs related to the company’s proposed merger with Commonwealth Industries, Inc. that was announced on June 17, and to significant costs related to management’s assessment of internal control processes required by Section 404 of the Sarbanes-Oxley Act. In addition, legal fees in the third quarter were higher than in the same period of 2003. SG&A expense was higher in the first nine months of 2004 for those reasons, because of severance and associated costs related to the April retirement of IMCO’s former chairman and chief executive officer, and because of the consolidation of VAW-IMCO’s operations in March 2003.

Interest expense rose in the third quarter and first nine months of 2004 due to a greater level of debt outstanding that resulted from full ownership of VAW-IMCO, and to higher interest rates on long-term debt facilities that were part of IMCO’s October 2003 refinancing.

The company’s total debt at the end of the third quarter of 2004 was about $33 million lower than at the end of 2004’s second quarter. This decline was due to higher cash flow from operating activities, improved working capital management, and to the utilization of about $4.8 million of restricted cash to fund capital spending projects in the period. The use of restricted cash to fund capital spending allowed IMCO to pay down debt with cash flow from operating activities.

The company’s net earnings in the first nine months of 2004 were $2.7 million or $.18 per share compared with $3.1 million or $.21 per share in the same period of 2003. Excluding the effects of the third quarter customer bankruptcy filing, which reduced net earnings by $2.0 million (or $.13 per share), and the severance and associated costs recorded in the second

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quarter, which reduced net earnings by $2.3 million (or $.15 per share), IMCO’s net earnings in the first nine months of 2004 would have been $6.9 million or $.45 per share.

Total aluminum and zinc volume in 2004’s third quarter was 863.0 million pounds, 16 percent above volume of 741.5 million pounds in the same period of 2003.

Revenues in the third quarter were $283.0 million, up 29 percent from revenues of $219.6 million in the same period of 2003. Revenues rose more than volume because of higher metal prices and because the majority of VAW-IMCO’s volume is based on product sales that include the cost of metal purchased, processed and sold.

Processing volume in the first three quarters of 2004 increased 17 percent to 2.53 billion pounds from 2.17 billion pounds in the same period of 2003.

Revenues in the first three quarters of this year rose 31 percent to $854.0 million from revenues of $654.1 million in the first nine months of 2003.

IMCO’s management will not provide guidance as to the company’s anticipated financial results for the fourth quarter of 2004 because the proposed merger with Commonwealth Industries is expected to close in that period.

With regard to the proposed merger, IMCO has filed a Form S-4 (and amendments to that form) with the Securities and Exchange Commission. Special meetings of the stockholders of both companies to consider the merger proposal are expected to be held in December.

Completion of the merger is conditioned on stockholder approval for both companies, regulatory consents and approvals, obtaining adequate assurances of refinancing certain debt of the two companies and other customary closing conditions.

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IMCO and Commonwealth have announced that, following completion of their proposed merger, they will name the merged company Aleris International, Inc.

The public and media are invited to listen to IMCO’s conference call that will begin at 10:30 A.M. (ET) tomorrow. To access the call, log on to company’s web site at www.imcorecycling.com. If you are unable to access the call on a live basis, it will be archived on the website.

IMCO Recycling Inc. is one of the world’s largest recyclers of aluminum and zinc. The company has 20 U.S. production plants and five international facilities located in Brazil, Germany, Mexico and Wales. IMCO Recycling’s headquarters office is in Irving, Texas.

THIRD QUARTER 2004 SAFE HARBOR REGARDING FORWARD-LOOKING STATEMENTS

Forward-looking statements made in this news release are made pursuant to the safe harbor provision of the Private Securities Litigation Reform Act of 1995. These include statements that contain words such as “believe”, “expect”, “ anticipate”, “intend”, “estimate”, and similar expressions intended to connote future events and circumstances, and include statements regarding future earnings and earnings per share, future improvements in processing volumes, anticipated continuation of strengthened U.S. industrial activity, expected cost savings, and the date of completion of the merger. Investors are cautioned that all forward-looking statements involve risks and uncertainties, and that actual results could differ materially from those described therein. These risks and uncertainties would include, without limitation, the financial condition of IMCO’s customers and future bankruptcies and defaults by major customers; additional severance or similar costs incurred prior to completion of the merger; the availability at favorable cost of aluminum scrap and other metal supplies that the company processes; the ability of the company to enter into effective metals, natural gas and other commodity derivatives; future natural gas and other fuel costs of the company; a weakening in industrial demand resulting from a decline in U.S. or world economic conditions caused by terrorist activities or other unanticipated events; future downturns in the automotive markets in the U.S. and Europe; the success of IMCO and Commonwealth in securing sufficient financing on adequate terms to refinance certain of their outstanding debt; future utilized capacity of the company’s various facilities; future decreases in recycling outsourcing by primary producers; restrictions on and future levels and timing of capital expenditures; retention of its major customers; the timing and amounts of collections; the future mix of product sales vs. tolling business; currency exchange fluctuations; future writedowns or impairment charges which may be required because of the occurrence of some of the uncertainties listed above; and other risks listed in the company’s filings with the Securities and Exchange Commission, including but not limited to the reports on Form 10-K for the fiscal year ended December 31, 2003, on Form 10-Q for the quarter ended June 30, and the Form 10-Q (to be filed) for the quarter ending September 30, 2004, particularly the sections entitled “Cautionary Statements For Purposes of Forward-Looking Statements” contained therein.

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IMCO Recycling Inc. and Subsidiaries

Consolidated Statements of Operations

(in thousands, except per share data)

(unaudited)

	For the three months ended September 30,		For the nine months ended September 30,
	2004	2003	2004	2003
		Restated		Restated
REVENUES	$283,044	$219,552	$853,991	$654,087
Cost of sales	265,139	206,314	790,523	611,103

GROSS PROFIT	17,905	13,238	63,468	42,984
Selling, general and administrative expense	11,119	10,182	37,767	27,639
Fees on receivables sale	—	240	—	821
Interest expense	6,643	3,466	19,948	9,519
Interest and other (income) expense	152	405	336	427
Equity in loss (earnings) of affiliates	90	64	135	(847)

	18,004	14,357	58,186	37,559

Earnings (loss) before provision for income taxes, and minority interests	(99)	(1,119)	5,282	5,425

Provision (benefit) for income taxes	180	(534)	2,475	1,959

Earnings (loss) before minority
Interests	(279)	(585)	2,807	3,466
Minority interests, net of provision (benefit) for income taxes	35	108	122	373

Net earnings (loss)	$(314)	$(693)	$2,685	$3,093

Net Earnings (Loss) Per Common Share:
Basic earnings	$(0.02)	$(0.05)	$0.18	$0.21
Diluted earnings	$(0.02)	$(0.05)	$0.18	$0.21

Weighted Average Shares Outstanding:
Basic	15,186	14,463	14,835	14,474
Diluted	15,186	14,463	15,277	14,534

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	For the three months ended September 30,		For the nine months ended September 30,
	2004	2003	2004	2003
		Restated		Restated
Supplementary Information:
Depreciation and amortization	$6,916	$6,709	$21,113	$20,000
Capital spending	$9,739	$5,854	$22,302	$13,577

Segment Reporting:
Volume (pounds):
Domestic Aluminum	530,399	462,109	1,566,820	1,436,976
International Aluminum	265,608	214,271	780,035	554,638
Zinc	67,040	65,150	186,115	181,344

	863,047	741,530	2,532,970	2,172,958

Percent Tolled:	61%	56%	59%	55%

Revenues:
Domestic Aluminum	$138,072	$110,402	$419,682	$359,376
International Aluminum	93,472	69,895	276,739	183,717
Zinc	51,500	39,255	157,570	110,994

	$283,044	$219,552	$853,991	$654,087

Segment Income:
Domestic Aluminum	$4,138	$4,012	$20,025	$15,188
International Aluminum	5,423	2,392	17,366	11,617
Zinc	2,384	1,550	9,161	4,060

	$11,945	$7,954	$46,552	$30,865

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IMCO Recycling Inc. and Subsidiaries

Consolidated Balance Sheets

(unaudited—in thousands)

	September 30, 2004	December 31, 2003
		Restated
ASSETS
Current Assets:
Cash	$9,390	$14,760
Accounts Receivable, Net	124,425	111,562
Inventories	81,074	78,270
Other Current Assets	17,399	23,826

Total Current Assets	232,288	228,418

PP&E, Net	217,354	219,668
Goodwill, Net	63,940	63,617
Restricted Cash	14,117	24,846
Investments	741	976
Other Assets, Net	15,601	13,209

TOTAL ASSETS	$544,041	$550,734

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities:
Accounts Payable	$97,356	96,207
Accrued Liabilities	43,707	30,955
Current Maturities Of L-T Debt	10,629	33,017

Total Current Liabilities	151,692	160,179

Long-Term Debt	223,260	223,176
Deferred Income Taxes Payable	12,324	20,390
Other Long-Term Liabilities	26,611	25,244
Stockholders’ Equity	130,154	121,745

TOTAL LIABILITIES AND EQUITY	$544,041	$550,734

Reconciliation of Earnings Before Interest,

Taxes, Depreciation and Amortization (EBITDA)

	For the three months ended September 30,		For the nine months ended September 30,
	2004	2003	2004	2003
		Restated		Restated
EBITDA (1)	$13,425	$8,948	$46,221	$34,571
Interest expense	6,643	3,466	19,948	9,519
Income taxes	180	(534)	2,475	1,959
Depreciation and amortization	6,916	6,709	21,113	20,000

Net earnings(loss)	$(314)	$(693)	$2,685	$3,093

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(1) EBITDA represents net earnings before interest expense, provision for taxes, depreciation and amortization. EBITDA is a non-GAAP measure which is presented because we believe that it is a useful indicator of our ability to incur and service debt. EBITDA should not be construed as an alternative to net earnings or operating earnings as an indicator of our performance, or as an alternative to cash flow from operating activities, investing activities or financing activities as a measure of liquidity, in each case as such a measure is determined in accordance with GAAP.

The company also uses EBITDA because its revolving credit agreement and existing indenture use EBITDA with additional adjustments to measure its compliance with covenants such as interest coverage, leverage ratio and debt incurrence. EBITDA has limitations as an analytical tool, and you should not consider it in isolation or as a substitute for analysis of IMCO’s financial results prepared in accordance with generally accepted accounting principles, or GAAP.

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